UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 23, 2020

FEDERAL AGRICULTURAL MORTGAGE CORPORATION
(Exact name of registrant as specified in its charter)

Federally chartered instrumentality of the United States	001-14951	52-1578738

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1999 K Street, N.W., 4th Floor,		20006
Washington,	DC
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code (202) 872-7700
No change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Exchange on which registered
Class A voting common stock	AGM.A	New York Stock Exchange
Class C non-voting common stock	AGM	New York Stock Exchange
6.000% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series C	AGM.PRC	New York Stock Exchange
5.700% Non-Cumulative Preferred Stock, Series D	AGM.PRD	New York Stock Exchange
5.750% Non-Cumulative Preferred Stock, Series E	AGM.PRE	New York Stock Exchange
5.250% Non-Cumulative Preferred Stock, Series F	AGM.PRF	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers

On December 23, 2020, the Federal Agricultural Mortgage Corporation (“Farmer Mac”) entered into an Amended Employment Agreement (the “New Agreement”) with Farmer Mac’s President and Chief Executive Officer, Bradford T. Nordholm, the terms of which were approved by Farmer Mac’s Board of Directors (the “Board”). The New Agreement amends and restates the previous employment agreement between Farmer Mac and Mr. Nordholm dated October 15, 2018 (the “2018 Agreement”) in its entirety. Mr. Nordholm will continue to serve as Farmer Mac’s President and Chief Executive Officer through March 31, 2024, (the “Initial Term”), subject to earlier termination as provided in the New Agreement. The New Agreement may be renewed following the expiration of the Initial Term for two successive one-year periods upon a vote of the Board and Mr. Nordholm’s agreement in writing to any such renewal. The New Agreement memorializes the intent of Farmer Mac and Mr. Nordholm to provide at least 180 days’ notice before the expiration of the Initial Term (and of any renewal term) about whether the parties intend to seek to negotiate a renewal of the New Agreement, which is designed to promote effective planning for a smooth transition to a successor executive at the end of Mr. Nordholm’s term as Farmer Mac’s President and Chief Executive Officer.

The provisions in the New Agreement are substantially the same as those contained in the 2018 Agreement other than the provisions related to the term, compensation, termination in the event of a disability, constructive termination, agreement not to disparage, and indemnification. The New Agreement also includes other updated provisions that are consistent with Farmer Mac’s Amended and Restated Executive Officer Severance Plan (e.g., payment of accrued compensation, continuation of benefits, return of property, cooperation, clarifying language about the agreement not to compete, and form of required release to receive severance payments). The Amended and Restated Executive Officer Severance Plan was approved by the Board in January 2020 and applies to designated executive officers who are not parties to individual employment agreements with Farmer Mac.

Under the New Agreement, Farmer Mac and Mr. Nordholm have agreed to the following terms, among others:

Compensation and Benefits

•Base Salary. Mr. Nordholm’s annual base salary will remain at $750,000 through December 31, 2020 and will increase to $800,000 starting January 1, 2021. Mr. Nordholm’s annual base salary will be reviewed by Farmer Mac annually at the beginning of each year starting in 2022 and may be increased in the sole discretion of the Board or the Compensation Committee of the Board, although no increase in the base salary will be required during the remainder of the Initial Term after the increase to $800,000 on January 1, 2021, after which the annual base salary may not be decreased below $800,000.

•Annual Incentive Compensation. For work performed in 2020, Mr. Nordholm’s target annual cash incentive payment remains at 80% of his base salary (expected to be paid in March 2021). For work performed starting January 1, 2021, Mr. Nordholm’s target annual cash incentive payment will increase to 100% of his base salary. The target amount for annual cash incentive payments will be reviewed periodically by Farmer Mac and may be modified in the sole discretion of the Board or the Compensation Committee of the Board.

•Long-Term Incentive Compensation. Mr. Nordholm will be eligible to receive awards of long-term incentive compensation from time to time in a form, and subject to such conditions, as determined by the Board or the Compensation Committee of the Board in its sole discretion. In approximately March 2021 (at the time that long-term incentive awards are made to other senior executives of Farmer Mac), the Board intends to grant Mr. Nordholm long-term equity compensation valued at approximately $1,000,000 under the methodology prescribed in Farmer Mac’s policy related to grants of equity-based compensation, subject to similar terms and conditions as apply to similar 2021 annual long-term incentive grants made to other senior executives of Farmer Mac. This target amount for the value of annual long-term incentive compensation awarded will be reviewed periodically by Farmer Mac and may be modified in the sole discretion of the Board or the Compensation Committee of the Board.

•Benefits. Mr. Nordholm will be eligible to participate in the welfare benefit plans and programs, incentive, savings, and retirement compensation programs, and other employee benefits generally available to other senior executives of Farmer Mac and on terms no less favorable than for other senior executives of Farmer Mac. Mr. Nordholm will also be entitled to five weeks of paid vacation per year.

Termination, Severance Payments, Restrictive Covenants, Indemnification

•Events of Termination. Mr. Nordholm’s employment will terminate upon his death or disability and may be terminated at any time by Farmer Mac with or without “cause” (as defined in the New Agreement), or by Mr. Nordholm voluntarily or if Farmer Mac materially breaches, and fails to cure, its obligations under the New Agreement.

•Payment of Accrued Compensation. If Mr. Nordholm’s employment is terminated for any reason (including upon expiration of the term of the New Agreement), Farmer Mac will pay to Mr. Nordholm all base salary and expense reimbursements as of the date of termination. These accrued and unpaid amounts shall not include any amount related to accrued vacation pay or annual cash incentive payments (other than amounts earned but not yet paid for Mr. Nordholm’s service during a prior entire completed fiscal year).

•Payments Upon Disability. Upon the termination of Mr. Nordholm’s employment due to a “disability” (as defined in the New Agreement), if Mr. Nordholm is not eligible for, or is otherwise not covered by, disability insurance and if Mr. Nordholm (or his estate or heirs) executes a full release of claims in favor of Farmer Mac substantially in the form attached to the New Agreement (the “Release”), Farmer Mac will continue to pay Mr. Nordholm (or his estate or heirs) for 12 months, his then-current base salary.

•Severance Pay. If Farmer Mac terminates Mr. Nordholm’s employment other than for “cause” (as defined in the New Agreement), or Mr. Nordholm terminates his employment in connection with an uncured material breach of the New Agreement by Farmer Mac, subject to Mr. Nordholm’s execution of a Release, Farmer Mac shall, to the extent permitted by law and regulation, pay Mr. Nordholm the following severance benefits: (1) an aggregate lump sum amount in cash equal to the sum of (a) Mr. Nordholm’s base salary and (b) his base salary multiplied by the incentive compensation target (80% for 2020 and 100% thereafter), and (2) continuation of health care coverage pursuant to COBRA, at Farmer Mac’s expense, until the earlier of (a) the date that is one year from the date of termination of his employment or (b) the date that he becomes eligible for medical insurance coverage through another employer, which obligation shall not be affected by Mr. Nordholm’s eligibility for Medicare. Any severance pay received by Mr. Nordholm from Farmer Mac under the New Agreement will not be mitigated by any subsequent earnings by Mr. Nordholm from any other source. Mr. Nordholm shall not be entitled to severance pay under the New Agreement due to the termination of employment upon the expiration of the term.

•Constructive Termination. Mr. Nordholm’s ability to terminate his employment and receive severance pay in connection with an uncured material breach of the New Agreement by Farmer Mac does not include the ability to do so for a diminution of scope of authority due to the appointment of a successor CEO during a CEO succession process initiated by the Board as long as Mr. Nordholm’s compensation owing under the New Agreement is not reduced.

•Post-Termination Restrictive Covenants. In connection with any termination of employment of Mr. Nordholm for any reason under the New Agreement, he has agreed (1) not to compete with Farmer Mac, other than with Farmer Mac’s written permission, for a period of two years; (2) not to solicit any of Farmer Mac’s “members of management” (as defined in the New Agreement) or employees for two years; (3) not to disclose or use Farmer Mac’s “Confidential Information” (as defined in the New Agreement); and (4) not to disparage or diminish the reputation of Farmer Mac, its products, services, officers, directors, or employees. Upon the termination of Mr. Nordholm’s employment other than for cause, Farmer Mac has agreed that its Board shall instruct its officers not to make any public statement or publish on behalf of Farmer Mac any statement that disparages or tends to diminish the reputation of Mr. Nordholm.

•Service on Outside Boards. Farmer Mac has consented to Mr. Nordholm continuing to serve as a member of certain outside boards of directors so long as the Board does not determine, in its sole discretion at any time, that any such role interferes with Mr. Nordholm’s job duties at Farmer Mac or that any such role presents a conflict of interest to serving as an employee or officer of Farmer Mac.

•Arbitration. Farmer Mac and Mr. Nordholm have agreed to resolve all legally actionable disputes that arise under the New Agreement by binding arbitration before a panel of three arbitrators experienced in employment law. Any arbitration will be conducted in accordance with the rules applicable to employment disputes of the Model Employment Rules of the American Arbitration Association and the laws applicable to the claim.

•Indemnification. Farmer Mac has agreed that it will not amend Article VIII of its By-Laws (indemnification provisions) or reduce Farmer Mac’s Director’s and Officer’s insurance coverage, in either case in a manner disproportionately adversely affecting Mr. Nordholm without his prior written consent.

The foregoing description of the New Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the New Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference in this report.

Item 9.01        Financial Statements and Exhibits.

(d)    Exhibits

10	Amended Employment Agreement, effective December 23, 2020, between Farmer Mac and Bradford T. Nordholm
104	Cover Page Inline Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

                        By: /s/ Stephen P. Mullery
                         Name: Stephen P. Mullery
                         Title: Executive Vice President – General Counsel

Dated: December 30, 2020

Exhibit Index

10	Amended Employment Agreement, effective December 23, 2020, between Farmer Mac and Bradford T. Nordholm
104	Cover Page Inline Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document